Exhibit 10.4

CERNER CORPORATION

MASTER NOTE AGREEMENT

Dated as of November 11, 2019

Table of Contents

1.	AUTHORIZATION OF NOTES; PRICING MECHANICS OF FLOATING RATE NOTES		1
	1.1	Authorization of Notes	1
	1.2	Subsidiary Guaranty	2
	1.3	Floating Interest Rate Provisions for Floating Rate Notes	2
	1.4	Additional Interest	4

2.	SALE AND PURCHASE OF NOTES		4
	2.1	Sale and Purchase of Notes	4

3.	CLOSING		9
	3.1	Facility Closings	9
	3.2	Rescheduled Facility Closings	9

4	CONDITIONS TO CLOSING		9
	4.1	Representations and Warranties	10
	4.2	Performance; No Default	10
	4.3	Compliance Certificates	10
	4.4	Opinions of Counsel	10
	4.5	Purchase Permitted By Applicable Law, etc.	10
	4.6	Sale of Other Notes	11
	4.7	Payment of Fees	11
	4.8	Private Placement Number	11
	4.9	Changes in Corporate Structure	11
	4.10	Subsidiary Guaranty	11
	4.11	Funding Instructions	12
	4.12	Proceedings and Documents	13

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		13
	5.1	Organization; Power and Authority	13
	5.2	Authorization, etc.	13
	5.3	Disclosure	13
	5.4	Organization and Ownership of Shares of Subsidiaries	14
	5.5	Financial Statements	15
	5.6	Compliance with Laws, Other Instruments, Etc.	15
	5.7	Governmental Authorizations, etc.	16
	5.8	Litigation; Observance of Statutes and Orders	16
	5.9	Taxes	16
	5.10	Title to Property; Leases	16
	5.11	Licenses, Permits, etc.	17
	5.12	Compliance with ERISA	17

i

	5.13	Private Offering by the Company	18
	5.14	Use of Proceeds; Margin Regulations	18
	5.15	Existing Debt; Future Liens	19
	5.16	Foreign Assets Control Regulations, etc.	19
	5.17	Status under Certain Statutes	20

6.	REPRESENTATIONS OF THE PURCHASERS		20
	6.1	Purchase for Investment; Accredited Investor	20
	6.2	Source of Funds	20

7.	INFORMATION AS TO COMPANY		22
	7.1	Financial and Business Information	22
	7.2	Officer’s Certificate	24
	7.3	Electronic Delivery	25
	7.4	Visitation	26

8.	PREPAYMENT OF THE NOTES		26
	8.1	Required Prepayments; Maturity	26
	8.2	Optional Prepayments with Make-Whole Amount	27
	8.3	Mandatory Offer to Prepay Upon Change of Control	28
	8.4	Allocation of Partial Prepayments	29
	8.5	Maturity; Surrender, etc.	29
	8.6	Purchase of Notes	30
	8.7	Make-Whole Amount	30
	8.8	LIBOR Breakage Amount	32
	8.9	Payments Due on Non-Business Days	32

9.	AFFIRMATIVE COVENANTS		32
	9.1	Compliance with Law	32
	9.2	Insurance	33
	9.3	Maintenance of Properties	33
	9.4	Payment of Taxes	33
	9.5	Corporate Existence, etc	33
	9.6	Books and Records	34
	9.7	Subsidiary Guarantors	34

10.	NEGATIVE COVENANTS		35
	10.1	Consolidated Leverage Ratio	35
	10.2	Interest Coverage Ratio	35
	10.3	Priority Debt	35
	10.4	Liens	35
	10.5	Mergers, Consolidations, etc.	37
	10.6	Sale of Assets	39
	10.7	Transactions with Affiliates	40

	10.8	Economic Sanctions, Etc.	40

11.	EVENTS OF DEFAULT		40

12.	REMEDIES ON DEFAULT, ETC.		43
	12.1	Acceleration	43
	12.2	Other Remedies	43
	12.3	Rescission	44
	12.4	No Waivers or Election of Remedies, Expenses, etc.	44

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		44
	13.1	Registration of Notes	44
	13.2	Transfer and Exchange of Notes	45
	13.3	Replacement of Notes	45

14.	PAYMENTS ON NOTES		46
	14.1	Place of Payment	46
	14.2	Home Office Payment	46
	14.3	FATCA Information	46

15.	EXPENSES, ETC		47
	15.1	Transaction Expenses	47
	15.2	Certain Taxes	48
	15.3	Survival	48

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		48

17.	AMENDMENT AND WAIVER		48
	17.1	Requirements	48
	17.2	Solicitation of Holders of Notes	49
	17.3	Binding Effect, etc.	50
	17.4	Notes Held by Company, Etc.	50

18.	NOTICES		50

19.	REPRODUCTION OF DOCUMENTS		51

20.	CONFIDENTIAL INFORMATION		52

21.	SUBSTITUTION OF PURCHASER		53

22.	MISCELLANEOUS		53
	22.1	Successors and Assigns	53
	22.2	Accounting Terms	54

22.3	Severability	54
22.4	Construction	54
22.5	Counterparts	55
22.6	Transaction References	55
22.7	Governing Law	55
22.8	Jurisdiction and Process; Waiver of Jury Trial	56

SCHEDULE A -- Information Relating to Investor Group Representatives
SCHEDULE B -- Authorized Officers
SCHEDULE C -- Defined Terms

SCHEDULE 1(a) -- Form of Fixed Rate Notes
SCHEDULE 1(b) -- Form of Floating Rate Notes
SCHEDULE 2.1(c) -- Form of Request for Purchase
SCHEDULE 2.1(e) -- Form of Confirmation of Acceptance
SCHEDULE 5.3 -- Disclosure Materials
SCHEDULE 5.4 -- Subsidiaries and Ownership of Subsidiary Stock
SCHEDULE 5.10 -- Title to Properties
SCHEDULE 5.15 -- Indebtedness
SCHEDULE 5.16 - Violation of U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws
SCHEDULE 7.2 -- Form of Compliance Certificate
SCHEDULE 10.4 -- Liens

EXHIBIT 1.2 -- Form of Subsidiary Guaranty
EXHIBIT 4.4(a) -- Form of Opinion of Counsel for the Company
EXHIBIT 4.4(b) -- Form of Opinion of Special Counsel to the Purchasers
EXHIBIT 4.10 -- Form of Confirmation of Guaranty

CERNER CORPORATION
2800 Rockcreek Parkway
North Kansas City, Missouri 64117
(816) 201-1024
Fax: (816) 474-1742

Dated as of November 11, 2019

PGIM, Inc. (“Prudential”)
MetLife Investment Management, LLC
and MetLife Investment Management Limited (collectively, “MetLife”)
Northwestern Mutual Investment Management Company, LLC (“Northwestern”)
Teachers Insurance and Annuity Association of America (“TIAA”; Prudential,
MetLife, Northwestern and TIAA are collectively referred to as the “Investor Group Representatives”)

Each Prudential Affiliate (as hereinafter defined),
MetLife Affiliate (as hereinafter defined),
Northwestern Affiliate (as hereinafter defined)
and TIAA Affiliate (as hereinafter defined) which
becomes bound the provisions of this Agreement
applicable to the Purchasers as hereinafter provided
(each a “Purchaser” and collectively, the “Purchasers”)

Ladies and Gentlemen:
CERNER CORPORATION, a Delaware corporation the “Company”), agrees with each Investor Group Representative, and each Purchaser as follows:
1.    AUTHORIZATION OF NOTES; PRICING MECHANICS OF FLOATING RATE NOTES.
1.1        Authorization of Notes.
The Company will authorize the issue of its senior promissory notes (the “Notes”, such term to include any such notes issued in substitution or exchange thereof pursuant to any provision of this Agreement) in the aggregate principal amount of up to the then applicable Available Facility Amount, (a) to be dated the date of issue thereof, (b) to mature, in the case of each Note so issued, no more than 10 years for Fixed Rate Notes and 10 years for Floating Rate Notes after the date of original issuance thereof, (c) to have an average life, in the case of each Note so issued, of no more than 10 years for Fixed Rate Notes and 10 years for Floating Rate Notes after the date of original issuance thereof, (d) to bear interest on the unpaid balance thereof from the date thereof at the rate per annum set forth in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.1(e) or, upon the occurrence and during the continuance of an Event of Default, at the Default Rate set forth in such Note, (e) to have such other particular terms as shall be set forth, in the case of each Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.1(e), and (f) in the case of Fixed Rate Notes, to be substantially in the form of Schedule 1(a) attached hereto, and in the case of Floating Rate Notes, to be substantially in the form of Schedule 1(b) attached hereto. The terms “Note” and “Notes” as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes. Certain capitalized and other terms used in this Agreement are defined in Schedule C and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
1.2         Subsidiary Guaranty.
The Notes will be guaranteed by each Subsidiary that in the future becomes a guarantor of, or otherwise is or becomes obligated in respect of, any Indebtedness under any Material Credit Facility (individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) pursuant to a guaranty in substantially the form of Exhibit 1.2 (as it hereafter may be amended or modified from time to time, the “Subsidiary Guaranty”). As of the Effective Date, no Subsidiary is a guarantor of or otherwise obligated in respect of any Indebtedness under any Material Credit Facility.
1.3         Floating Interest Rate Provisions for Floating Rate Notes.
(a)Adjusted LIBOR Rate. “Adjusted LIBOR Rate” means, for each Interest Period, the rate per annum equal to LIBOR for such Interest Period plus, the percentage applicable to such Series or tranche of Floating Rate Notes as set forth in the Confirmation of Acceptance. For purposes of determining Adjusted LIBOR Rate, the following terms have the following meanings:
“LIBOR” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to the applicable Interest Period that appears on the Bloomberg Financial Markets Service Page BBAM-1 (or if such page is not available, the Reuters Screen LIBO Page) as of 11:00 a.m. (London, England time) on the date two Business Days before the commencement of such Interest Period (or three Business Days before the commencement of the first Interest Period). Notwithstanding the foregoing, if LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Reuters Screen LIBO Page” means the display designated as the “LIBO” page on the Reuters Monitory Money Rates Service (or such other page as may replace the LIBO page on that service) or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits.
(b)Determination of the Adjusted LIBOR Rate. The Adjusted LIBOR Rate shall be determined by the Company, and notice thereof shall be given to the holders of the applicable Series or Floating Rate Notes, within two Business Days after the beginning of each Interest Period, together with (i) a copy of the relevant screen used for the determination of LIBOR, (ii) a calculation of the Adjusted LIBOR Rate for such Interest Period, (iii) the number of days in such Interest Period, (iv) the date on which interest for such Interest Period will be paid and (v) the amount of interest to be paid to each holder of Notes of such series or tranche on such date. If the holders of a majority in principal amount of the Floating Rate Notes of the applicable Series outstanding do not concur with such determination by the Company, as evidenced by a single written notice delivered to the Company within 10 Business Days after receipt by such holders of the notice delivered by the Company pursuant to the immediately preceding sentence, the determination of the Adjusted LIBOR Rate shall be made by such holders of the Notes, and any such determination made in accordance with the provisions of this Agreement shall be conclusive and binding absent manifest error.
(c)Interest Period. “Interest Period” means for any Series or tranche of Floating Rate Notes and for any period for which interest is to be calculated or paid (as specified in the Confirmation of Acceptance), the period commencing on an interest payment date for such Series or tranche of Floating Rate Notes, and continuing up to, but not including, the next interest payment date.
(d)Availability of LIBOR. Notwithstanding the foregoing, in the event the applicable Investor Group Representative(s) determines (which determination shall be conclusive absent manifest error) that (i) the interest rate applicable to Floating Rate Notes based on LIBOR is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining Floating Rate Notes based on LIBOR and such circumstances are unlikely to be temporary, (ii) ICE Benchmark Administration (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in Dollars, or (iii) the supervisor for the administrator of the interest settlement rate described in clause (ii) above or a Governmental Authority having jurisdiction over banks and other financial institutions in the United States has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then the applicable Investor Group Representative(s) and the Company shall seek to jointly agree upon an alternate rate of interest to the Adjusted LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and the applicable Investor Group Representative(s) and the Company shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in this Agreement, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the applicable Investor Group Representative(s) shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the holders of Notes of the applicable Series, a written notice from the Required Holders of such Series stating that such Required Holders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 1.3(d), LIBOR for any series of Floating Rate Notes shall be as set forth in the applicable Confirmation of Acceptance. If the alternate rate of interest determined pursuant to this Section 1.3(d) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
1.4         Additional Interest.
If the Consolidated Leverage Ratio exceeds 3.50 to 1.00 as of the date of any fiscal quarter end, as evidenced by an Officer’s Certificate delivered pursuant to Section 7.2(a), the interest rate payable on the Notes of each Series shall be increased by 0.50% (the “Incremental Interest”) for a period of time determined as follows: (a) such Incremental Interest shall begin to accrue on the first day of the fiscal quarter following the fiscal quarter in respect of which such Officer’s Certificate was delivered, and (b) shall continue to accrue until the Company has provided an Officer’s Certificate pursuant to Section 7.2(a) demonstrating that, as of the last day of the fiscal quarter in respect of which such Certificate is delivered, the Consolidated Leverage Ratio is not more than 3.50 to 1.00, and in the event such Officer’s Certificate is delivered, the Incremental Interest shall cease to accrue on the last day of the fiscal quarter in respect of which such Certificate is delivered. For the avoidance of doubt, if the Consolidated Leverage Ratio exceeds 3.50 to 1.00 as of the last day of a fiscal quarter, Incremental Interest shall accrue as provided in this Section 1.4 regardless of whether an Officer’s Certificate is timely delivered pursuant to Section 7.2(a).
2.    SALE AND PURCHASE OF NOTES.
2.1         Sale and Purchase of Notes.
(a)    Master Note Facility. Each Investor Group Representative, severally and not jointly, is willing to consider, in its sole discretion and within limits which may be authorized for purchase by its Investor Group Affiliates from time to time, the purchase of Notes pursuant to this Agreement; provided that in no event shall the aggregate principal amount of Notes purchased by any Investor Group Affiliate exceed the amount specified for the applicable Investor Group on Schedule A attached hereto (together, the total aggregate principal amount of Notes for all Investor Group Representatives specified on Schedule A, the “Total Facility Amount”). The willingness of the Investor Group Representatives to consider such purchase of Notes is herein called the “Master Note Facility”. At any time, the Total Facility Amount minus the aggregate principal amount of Notes previously issued hereunder, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF AN INVESTOR GROUP REPRESENTATIVE TO CONSIDER

PURCHASES OF NOTES BY AFFILIATES OF SUCH INVESTOR GROUP REPRESENTATIVE, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER ANY INVESTOR GROUP REPRESENTATIVE NOR ANY AFFILIATE THEREOF SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF NOTES, AND THE MASTER NOTE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY ANY INVESTOR GROUP REPRESENTATIVE OR ANY AFFILIATE THEREOF.
(b)    Issuance Period. Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the Effective Date (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary), (ii) with respect to any Investor Group, the 30th day after the applicable Investor Group Representative shall have given to the Company, or the Company shall have given to such Investor Group Representative, a written notice stating that it elects to terminate the issuance and sale of Notes to such Investor Group pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day) provided that this termination right cannot be exercised with respect to any Accepted Notes that have not yet been issued, (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Master Note Facility under Section 12 of this Agreement and (v) the acceleration of any Note under Section 12 of this Agreement. The period during which Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.
(c)    Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to each of the Investor Group Representatives by confirmed email transmission, and shall (i) specify the aggregate principal amount of Notes covered thereby, which shall not be less than $10,000,000 per Investor Group Representative (treating MetLife as one Investor Group Representative) (or, if less, the remaining Available Facility Amount at the time such Request for Purchase is made) and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts, and, in the case of Fixed Rate Notes, interest payment periods (quarterly or semi-annually in arrears) and, in the case of Floating Rate Notes, the Prepayment Premium with respect to the Notes covered thereby, (iii) specify whether the interest rate will be fixed or floating and, in the case of a floating interest rate, specify whether the length of the Interest Period is one, three or six months, (iv) specify the use of proceeds of such Notes, (v) specify the proposed day for the closing of the purchase and sale of such Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 180 days after the making of such Request for Purchase, in the case of Prudential, and not more than 90 days after the making of such Request for Purchase, in the case of MetLife and TIAA, (vi) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Notes are to be transferred on the Closing Day for such purchase and sale, (vii) specify the date by which Quotations are due which shall be not less than five Business Days after the making of such Request for Purchase (the “Quotation Response Date”), (viii) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, (ix) certify as to the aggregate principal amount of Notes that will be outstanding after giving effect to the issuance of the Notes requested thereby, and (x) be substantially in the form of Schedule 2.1(c) attached hereto. Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by the Investor Group Representatives.
(d)    Rate Quotes. On the applicable Quotation Response Date, an Investor Group Representative may, but shall be under no obligation to, provide to the Company by telephone, in each case between 9:30 a.m. and 1:30 p.m. (New York City local time) (or such later time as such Investor Group Representative may elect) interest rate quotes for the principal amounts, maturities, principal prepayment schedules, interest payment periods and Prepayment Premium with respect to the Notes specified in such Request for Purchase (each such interest rate quote provided in response to a Request for Purchase herein called a “Quotation”). Each Quotation (i) relating to a Fixed Rate Note, shall represent the interest rate per annum payable on the outstanding principal balance of such Notes at which an Investor Group Affiliate would be willing to purchase such Notes at 100% of the principal amount thereof and (ii) relating to a Floating Rate Note, shall include the Floating Rate Note Margin at which an Investor Group Affiliate would be willing to purchase such Notes at 100% of the principal amount thereof (in each case, which principal amount shall be less than the amount which would cause the aggregate principal amount of Notes purchased by the applicable Investor Group to exceed the amount specified for such Investor Group on Schedule A attached hereto).
(e)    Acceptance. Within the Acceptance Window, an Authorized Officer of the Company may, subject to Section 2.1(f), elect to accept on behalf of the Company a Quotation as to the aggregate principal amount of the Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying the applicable Investor Group Representative(s) by telephone within the Acceptance Window that the Company elects to accept such Quotation, specifying the Notes (each such Note being herein called an “Accepted Note” and such acceptance being herein called an “Acceptance”). The day the Company notifies the applicable Investor Group Representative(s) of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any Quotation as to which the applicable Investor Group Representative does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Notes hereunder shall be made based on any such expired Quotation. Subject to Section 2.1(f) and the other terms and conditions hereof, the Company agrees to sell to Investor Group Affiliate(s) of the applicable Investor Group(s), and the applicable Investor Group Representative(s) agree(s) to cause the purchase by its Investor Group Affiliate(s), the Accepted Notes for which it receives an Acceptance at 100% of the principal amount of such Notes which purchase price shall be paid in U.S. Dollars. As soon as practicable following the Acceptance Day, the Company, the applicable Investor Group Representative(s) and the Investor Group Affiliate(s) which are to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Schedule 2.1(e) attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return a Confirmation of Acceptance to an applicable Investor Group Representative within three Business Days following the Company’s receipt thereof with respect to any Accepted Notes, the applicable Investor Group Representative may at its election at any time prior to such Investor Group Representative’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.
(f)    Market Disruption. Notwithstanding the provisions of Section 2.1(e), any Quotation provided pursuant to Section 2.1(d) shall expire if prior to the time an Acceptance with respect to such Quotation shall have been notified to the applicable Investor Group Representative(s) in accordance with Section 2.1(e) that the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives. No purchase or sale of Notes hereunder shall be made based on such expired Quotation. If the Company thereafter notifies an Investor Group Representative of the Acceptance of any such Quotation, such Acceptance shall be ineffective for all purposes of this Agreement, and the applicable Investor Group Representative shall promptly notify the Company that the provisions of this Section 2.1(f) are applicable with respect to such Acceptance.
(g)    Delayed Delivery Fee.
(i)Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed beyond the original Closing Day for such Accepted Note for any reason other than as the result of any Purchaser failing to purchase such Accepted Note despite the satisfaction of all other conditions to the closing of such Accepted Notes, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale a fee (the “Delayed Delivery Fee”) calculated as follows:
in the case of an Accepted Note that is a Fixed Rate Note:
(BEY - MMY) X DTS/360 X PA
in the case of an Accepted Note that is a Floating Rate Note:
(FIR - OIR) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by the applicable Investor Group Representative on the date such Investor Group Representative receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by the applicable Investor Group Representative each time such closing is delayed); “FIR” means Floating Interest Rate; “OIR” means Overnight Interest Rate on funds deposited on each day from and including the originally scheduled Closing Day for such Accepted Note, i.e., the actual rate of interest, if any, received by the Purchaser which intends to purchase such Accepted Note on the overnight deposit of the funds intended to be used for the purchase of such Accepted Note, it being understood that reasonable efforts will be made by or on behalf of the Purchaser to make any such deposit in an interest bearing account; “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the originally scheduled Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) to but excluding the actual Closing Day or the Cancellation Date with respect to such Accepted Note; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. The Delayed Delivery Fee for any Accepted Note shall be paid in U.S. Dollars. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.2.
(ii)Cancellation Fee. If the Company at any time notifies any Investor Group Representative in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note that is a Fixed Rate Note, or if an Investor Group Representative notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.1(f) or the penultimate sentence of Section 3.2 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being the “Cancellation Date”) for any reason (other than, with respect to any Purchaser, the failure of such Purchaser to purchase such Accepted Notes despite the satisfaction of all other conditions to the closing of such Accepted Notes), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) calculated to be the product of (1) the principal amount of such Accepted Note, and (2) the quotient (expressed in decimals) obtained by dividing (y) the excess of the ask price determined by the applicable Investor Group Representative of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by the applicable Investor Group Representative) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (z) such bid price, with the foregoing bid and ask prices as reported by such publicly available source of such market data as is then customarily used by the applicable Investor Group Representative, and rounded to the second decimal place. In no case shall the portion of a Cancellation Fee be less than zero.

3.    CLOSING.
3.1         Facility Closings.
Not later than 1:00 p.m. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance(s) relating thereto at the offices of Schiff Hardin LLP, 233 S. Wacker Drive, Suite 7100, Chicago, Illinois 60606 or at such other location selected by the applicable Investor Group Representative, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations of at least $1,000,000 as such Purchaser may request for each Series of Accepted Notes to be purchased on such Closing Day, dated such Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account specified in the Request for Purchase of such Notes. Each closing of Notes is referred to as a “Closing”.
3.2    Rescheduled Facility Closings. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 p.m. (New York City local time), on such scheduled Closing Day notify the applicable Investor Group Representative(s) (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to the applicable Investor Group Representative(s) (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.1(g)(2) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, the applicable Investor Group Representative(s) (on behalf of each Purchaser which is an Affiliate thereof) may at its election, at any time after 1:00 p.m. (New York City local time) on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless the applicable Investor Group Representative(s) shall have otherwise consented in writing.
4.    CONDITIONS TO CLOSING.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:
4.1         Representations and Warranties.
The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the applicable Closing.

4.2         Performance; No Default.
The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at such Closing. Before and after giving effect to the issue and sale of the Notes to be issued and sold on the date of such Closing (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing.
4.3         Compliance Certificates.
(a)    Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
(b)    Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement and the Notes to be issued on the date of the applicable Closing and this Agreement and (ii) the organizational documents of the Company; provided that in lieu of attaching such organizational documents, the Company may certify that the organizational documents of the Company have not been modified since the last certified set thereof delivered to such Purchaser.
4.4         Opinions of Counsel.
Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the such Closing (a) from Randy D. Sims, Chief Legal Officer for the Company, Lynn R. Marasco, Assistant General Counsel for the Company, or other qualified internal counsel for the Company reasonably acceptable to such Purchaser covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Schiff Hardin LLP, the Purchasers' special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
4.5         Purchase Permitted By Applicable Law, etc.
On the date of the applicable Closing such Purchaser’s purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation that was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s

Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
4.6         Sale of Other Notes.
Contemporaneously with the applicable Closing, the Company shall sell to the Purchasers and the Purchasers shall purchase the Notes to be purchased by them at such Closing as specified in the Confirmation of Acceptance.
4.7         Payment of Fees.
(a)    Payment of Delayed Delivery Fee. Without limiting the provisions of Section 15.1, the Company shall have paid to each Investor Group Representative and each Purchaser on or before such Closing any fees due it pursuant to or in connection with this Agreement, including any Delayed Delivery Fee due pursuant to Section 2.1(g)(2).
(b)    Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing the reasonable and documented fees, charges and disbursements of the special counsel to the Investor Group Representatives and the Purchasers referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.
4.8         Private Placement Number.
A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained by Schiff Hardin LLP for each Series of Notes to be issued at such Closing.
4.9         Changes in Corporate Structure.
Except as set forth in the applicable Request for Purchase or except for transactions for which the Company would not be required to file a Form 8-K with the SEC, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity at any time following the date of the most recent financial statements referred to in Section 5.5.
4.10        Subsidiary Guaranty.
To the extent any Subsidiary Guaranty is in effect, or any Subsidiary is required to deliver a Subsidiary Guaranty pursuant to Section 9.7 on the date of such Closing:
(a)    Subsidiary Guaranty; Confirmation. Each Subsidiary Guarantor shall have executed and delivered to each Purchaser a duly executed Subsidiary Guaranty (or a confirmation of its obligations under its Subsidiary Guaranty) with respect to and after the issuance of the Notes to be issued at such Closing, in form and substance satisfactory to such Purchaser.

(b)    Representations and Warranties. The (i) representations and warranties of each Subsidiary Guarantor in its Subsidiary Guaranty and (ii) each of the representations and warranties, mutatis mutandis, contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company and this Agreement), in each case, shall be correct when made and at such Closing.
(c)    Performance. Each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement or the applicable Subsidiary Guaranty required to be performed or complied with by it prior to or at such Closing.
(d)    Officer’s Certificate. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate signed by an authorized responsible officer of such Subsidiary, dated the date of such Closing, certifying that the conditions specified in clause (b) and (c) of this Section 4.10 have been fulfilled.
(e)    Secretary’s Certificate. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the confirmation of its Subsidiary Guaranty and (ii) such Subsidiary Guarantor’s organizational documents (including certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents from the Secretary of State of its state of formation (but only if such registered organizational documents have been modified since the last certified set thereof delivered to such Purchaser)) as then in effect.
(f)    Good Standing Certificates. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of good standing or existence dated as of a recent date from the Secretary of State of its state of formation and, to the extent requested by such Purchaser, each other jurisdiction where such Subsidiary Guarantor is required to be qualified to do business and where the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect.
4.11         Funding Instructions.
At least three Business Days prior to the date of the applicable Closing, such Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in the Request for Purchase including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number, (iii) the account name and number into which the purchase price for the Notes is to be deposited and (iv) a contact name and number at such transferee bank for purposes of confirming such wire information.

4.12         Proceedings and Documents.
All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser and its special counsel may reasonably request.
5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants to each Investor Group Representative and each Purchaser that, as of the Effective Date and as of the date of each Closing hereunder:
5.1         Organization; Power and Authority.
The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.
5.2         Authorization, etc.
This Agreement and each Note has been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.3         Disclosure.
This Agreement, the financial statements referred to in Section 5.5 and the documents, certificates or other writings delivered to the Investor Group Representatives by or on behalf of the Company prior to November 11, 2019 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (and as such Schedule 5.3 may be updated by the Company pursuant to a Request for Purchase delivered pursuant to Section 2.1(c)) (this Agreement, and such documents, certificates or other writings and such financial statements delivered to each Investor Group Representative in connection with entering into this Agreement (in the case of the making of this representation upon the signing of this Agreement), or delivered to an Investor Group Representative or such Purchaser in connection with this Agreement or such Purchaser’s purchase of a Series of Notes prior to the day the applicable Quotation for such Series of Notes was provided by the applicable Investor Group Representative or requested by an Investor Group Representative as a condition to providing a Quotation (in the case of the making of this representation in connection with the issuance of such Series of Notes) being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 29, 2018, in the case of the making of this representation at the time of the signing of this Agreement, and since the end of the most recent fiscal year of the Company for which audited financial statements have been filed with the SEC prior to the day the applicable Quotation for a Series of Notes was provided by the applicable Investor Group Representative pursuant to Section 2.1(d) with respect to any Series of Notes for which this representation is being made, in the case of the making of its representation in connection with the Request for Purchase with respect to such Series of Notes and the issuance of such Series of Notes, there has been no change in the financial condition, operations, business or properties of the Company and its Subsidiaries taken as a whole except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.4         Organization and Ownership of Shares of Subsidiaries.
(a)    Schedule 5.4 (and as such Schedule 5.4 may be updated by the Company pursuant to a Request for Purchase delivered pursuant to Section 2.1(c)) contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and executive officers.
(b)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 (and as such Schedule 5.4 may be updated by the Company pursuant to a Request for Purchase delivered pursuant to Section 2.1(c)) as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.
(c)    Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
5.5         Financial Statements.

The Company has delivered to each Investor Group Representative and each Purchaser by electronic delivery copies of (a) a consolidated balance sheet of the Company and its Subsidiaries as of the last day of each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made to such Investor Group Representative and such Purchaser (other than fiscal years completed within 120 days (or such lesser number of days as required for the delivery of the audited financial statements pursuant to Section 7.1(a)) prior to such date for which audited financial statements have not been released) and consolidated statements of income, cash flows and members’ equity of the Company and its Subsidiaries for each such year, all audited by independent public accountants of recognized national standing and (b) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date (other than quarterly periods completed within 45 days (or such lesser number of days as required for the delivery of the quarterly financial statements pursuant to Section 7.1(b)) prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, cash flows and members’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.
5.6         Compliance with Laws, Other Instruments, Etc.
The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
5.7         Governmental Authorizations, etc.
No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.
5.8         Litigation; Observance of Statutes and Orders.

(a)    On the (i) Effective Date and (ii) except as identified in the applicable Request for Purchase, date of each Closing, there are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Neither the Company nor any Subsidiary is (i) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (ii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.9         Taxes.
The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 28, 2013.
5.10         Title to Property; Leases.
Except as set forth in Schedule 5.10, the Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.
5.11         Licenses, Permits, etc.
The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.
5.12         Compliance with ERISA.
(a)    The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncom-pliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA) other than such liabilities or Liens as would not be individually or in the aggregate Material. To the Company’s knowledge, no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b)    The present value of the aggregate benefit liabilities under each of the Plans that are subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, was not Material. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(c)    The Company and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate are Material.
(d)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code), if any, of the Company and its Subsidiaries is not Material.

(e)The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
(f)All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.
5.13         Private Offering by the Company.
Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and the Investor Group Representatives, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
5.14         Use of Proceeds; Margin Regulations.
The Company will apply the proceeds of the sale of the Notes hereunder as set forth in the applicable Request for Purchase. No part of the proceeds from the sale of any Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 20% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
5.15         Existing Debt; Future Liens.
(a)    Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of November 11, 2019 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries other than as set forth in any updated Schedule 5.15 delivered pursuant to a Request for Purchase. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary, and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)    Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15 (or in any updated Schedule 5.15 delivered pursuant to a Request for Purchase).
5.16         Foreign Assets Control Regulations, etc.
(a)    Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)    Except as disclosed on Schedule 5.16, neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)    No part of the proceeds from the sale of the Notes hereunder:
(i)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose where the Company’s actions would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)will be used, directly or indirectly, in violation of any applicable Anti-Money Laundering Laws, or will be used in any manner where the Company’s use would cause any Purchaser to be in violation of Anti-Money Laundering Laws; or

(iii)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of any applicable Anti-Corruption Laws or where such usage by the Company would cause any Purchaser to be in violation of any applicable Anti-Corruption Laws.
(d)    The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
5.17         Status under Certain Statutes.
Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
6.    REPRESENTATIONS OF THE PURCHASERS.
6.1         Purchase for Investment; Accredited Investor.
Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
6.2         Source of Funds.
Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
7.    INFORMATION AS TO COMPANY.
7.1         Financial and Business Information
The Company shall deliver to each Investor Group Representative, each Purchaser and each holder of a Note that is an Institutional Investor:
(a)    Quarterly Statements -- within 45 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (“Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
(ii)    consolidated statements of income and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;
(b)    Annual Statements -- within 120 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of,

(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and
(ii)    consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a "going concern" or similar qualification or exception) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
(c)    SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary, (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing ability) or (y) to public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such Investor Group Representative, Purchaser or holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary, with the SEC;
(d)    Notice of Default or Event of Default -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(e)    ERISA Matters -- promptly, and in any event within 10 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate, proposes to take with respect thereto:
(i)    with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii)    any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or
(iv)receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;
(f)    [Reserved]; and
(g)    Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries, or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note.
7.2         Officer’s Certificate.
Each set of financial statements delivered to any Investor Group Representative, a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:
(a)    Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and
(b)    Event of Default - certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
(c)    Subsidiaries - identifying each Subsidiary of the Company that is otherwise required by the provisions of Section 9.7 to become a Subsidiary Guarantor but which has not yet done so as of the date of such certificate, and providing an explanation of the reasons why each such Subsidiary is not a Subsidiary Guarantor.
7.3         Electronic Delivery.
Financial statements, opinions of independent certified public accountants, other information and officers’ certificates required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if any of the following, to the extent applicable, are satisfied:
(a)    such financial statements satisfying the requirements of Section 7.1(a) or (b) and related certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each Investor Group Representative and each holder of a Note by email at the e-mail address set forth in the Information Schedule or applicable Purchaser Schedule, as applicable, or as communicated from time to time in a separate writing delivered to the Company;
(b)    the Company shall have timely filed such Form 10-Q or Form 10-K, satisfying the requirements of Section 7.1(a) or (b) as the case may be, with the SEC on “EDGAR” and shall have made such form available on its home page on the worldwide web (at the date of this Agreement located at http://www.cerner.com) and the related certificate satisfying the requirements of Section 7.2 is delivered to each Investor Group Representative and each holder of a Note by email;
(c)    such financial statements satisfying the requirements of Section 7.1(a) or (b) and related certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each Investor Group Representative and each holder of a Note has free access; or
(d)    the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on “EDGAR” and shall have made such items available on its home page on the worldwide web or if any of such items are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each Investor Group Representative and each holder of a Note has free access;
provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clause (b), (c) or (d) the Company shall concurrently with such filing or posting give notice to each Investor Group Representative and each holder of a Note of such posting or filing and provided further, that upon request of any Investor Group Representative or any holder of a Note, the Company will thereafter deliver written copies of such forms, financial statements, other information and certificates to such Investor Group Representative or holder.
7.4         Visitation.
The Company will permit the representatives of each Investor Group Representative, each Purchaser and each holder of a Note that is an Institutional Investor:
(a)    No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b)    Default -- if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Significant Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times during normal working hours and as often as may be requested.
8.    PREPAYMENT OF THE NOTES.
8.1         Required Prepayments; Maturity.
Each Series of Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series, provided that upon any partial prepayment of the Notes of any Series pursuant to Section 8.2, the principal amount of each required prepayment of the Notes of such Series becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes of such Series is reduced as a result of such prepayment. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the stated maturity date thereof.
8.2         Optional Prepayments with Make-Whole Amount.
(a)    Fixed Rate Notes. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of one or more Series of Fixed Rate Notes, in an amount not less than $5,000,000 in the aggregate in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of each Series of Fixed Rate Notes to be prepaid written notice of each optional prepayment under this Section 8.2(a) not less than ten days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of each Series of Fixed Rate Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series of Fixed Rate Notes being prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
(b)    Floating Rate Notes. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, each Series of Floating Rate Notes, in an amount not less than $5,000,000 in the aggregate in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Prepayment Premium, if any, determined for the prepayment date with respect to such principal amount and if such prepayment is to occur on any date other than an interest payment date, the LIBOR Breakage Amount, if any. The Company will give each holder of each Series of Floating Rate Notes to be prepaid written notice of each optional prepayment under this Section 8.2(b) not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of each Series of Floating Rate Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), the interest and Prepayment Premium, if any, to be paid on the prepayment date with respect to such principal amount being prepaid.
(c)    Event of Default. Anything in Section 8.2(a) or (b) to the contrary notwithstanding, during the continuance of a Default or Event of Default, the Company may prepay less than all of the outstanding Notes pursuant to Section 8.2 only if such prepayment is allocated among all of the Series of Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of the Notes in each such Series not theretofore called for prepayment.

8.3         Mandatory Offer to Prepay Upon Change of Control.
(a)    Notice of Change of Control or Control Event -- The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control or Control Event, give notice of such Change of Control or Control Event to each holder of Notes unless notice in respect of such Change of Control (or the Change of Control contemplated by such Control Event) shall have been given pursuant to paragraph (b) of this Section 8.3. If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in paragraph (c) of this Section 8.3 and shall be accompanied by the certificate described in paragraph (g) of this Section 8.3.
(b)    Condition to Company Action -- The Company will not take any action that consummates or finalizes a Change of Control unless (i) at least 15 Business Days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes accompanied by the certificate described in paragraph (g) of this Section 8.3, and (ii) subject to the provisions of paragraph (d) below, contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.3.
(c)    Offer to Prepay Notes -- The offer to prepay Notes contemplated by paragraphs (a) and (b) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by paragraph (a) of this Section 8.3, such date shall be not less than 30 days and not more than 60 days after the date of such offer.
(d)    Acceptance; Rejection -- A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company on or before the date specified in the certificate described in paragraph (g) of this Section 8.3. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3, or to accept an offer as to all of the Notes held by the holder, within such time period shall be deemed to constitute rejection of such offer by such holder.
(e)    Prepayment -- Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the outstanding principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and shall not require the payment of any Make-Whole Amount, LIBOR Breakage Amount or Prepayment Premium. The prepayment shall be made on the Proposed Prepayment Date except as provided in paragraph (f) of this Section 8.3.
(f)    Deferral Pending Change of Control -- The obligation of the Company to prepay Notes pursuant to the offers required by paragraphs (a) and (b) and accepted in accordance with paragraph (d) of this Section 8.3 is subject to the occurrence of the Change of Control in respect of which such offers and acceptances shall have been made. In the event that such Change of Control does not occur on or prior to the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change of Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change of Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change of Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change of Control shall be deemed rescinded). Notwithstanding the foregoing, in the event that the prepayment has not been made within 90 days after such Proposed Prepayment Date by virtue of the deferral provided for in this Section 8.3(f), the Company shall make a new offer to prepay in accordance with paragraph (c) of this Section 8.3.
(g)    Officer’s Certificate -- Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date, (ii) that such offer is made pursuant to this Section 8.3, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date, (v) that the conditions of this Section 8.3 have been fulfilled, (vi) in reasonable detail, the nature and date or proposed date of the Change of Control and (vii) the date by which any holder of a Note that wishes to accept such offer must deliver notice thereof to the Company, which date shall not be earlier than three Business Days prior to the Proposed Prepayment Date or, in the case of a prepayment pursuant to Section 8.3(b), the date of the action referred to in Section 8.3(b)(i).
8.4         Allocation of Partial Prepayments.
In the case of each partial prepayment of Notes of a Series pursuant to Section 8.2(a) or (b), the principal amount of the Notes of the Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. In the case of each partial prepayment of the Notes pursuant to Section 8.2(c), the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
8.5         Maturity; Surrender, etc.
In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any, Prepayment Premium, if any, and LIBOR Breakage Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, Prepayment Premium, if any, and LIBOR Breakage Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
8.6         Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 30 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least ten Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
8.7         Make-Whole Amount.
The term “Make-Whole Amount” means, with respect to any Fixed Rate Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Fixed Rate Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Fixed Rate Note, the principal of such Fixed Rate Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Fixed Rate Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Fixed Rate Note, 0.50% over the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Fixed Rate Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Fixed Rate Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Fixed Rate Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.5 or 12.1.
“Settlement Date” means, with respect to the Called Principal of any Fixed Rate Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
8.8         LIBOR Breakage Amount.

The term “LIBOR Breakage Amount” means any loss, cost or expense (other than lost profits) reasonably and actually incurred by any holder of a Floating Rate Note as a result of any payment or prepayment of such Floating Rate Note (whether voluntary, automatic, by reason of acceleration or otherwise, but excluding mandatory prepayments pursuant to Section 8.3) on a day other than an interest payment date or at scheduled maturity thereof, arising from the liquidation or reemployment of funds obtained by such holder or from fees payable to terminate the deposits from which such funds were obtained. Any such loss, cost or expense shall be limited to the time period from the date of such prepayment through the earlier of the next interest payment date or the maturity of such Floating Rate Note. Each holder of a Floating Rate Note shall determine the LIBOR Breakage Amount with respect to the principal amount of its Floating Rate Notes then being paid or prepaid (or required to be paid) by written notice to the Company setting forth such determination in reasonable detail not less than two Business Days prior to the date of prepayment. Each such determination shall be conclusive absent manifest error.
8.9         Payments Due on Non-Business Days.
Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount, Prepayment Premium or LIBOR Breakage Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
9.    AFFIRMATIVE COVENANTS.
During the Issuance Period and thereafter, so long as any of the Notes are outstanding, the Company covenants that:
9.1         Compliance with Law.
Without limiting Section 10.8, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2         Insurance.
The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers (or through a captive insurance company), insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
9.3         Maintenance of Properties.
The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, except to the extent a failure to maintain and keep such properties in good repair, working order and condition (other than ordinary wear and tear) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.4         Payment of Taxes.
The Company will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.5         Corporate Existence, etc.
Subject to Section 10.5, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Sections 10.5 and 10.6, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

9.6         Books and Records.

The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.
9.7         Subsidiary Guarantors.
(a)    Subsidiary Guarantors. The Company will cause each Subsidiary that, on or after the date of this Agreement, is a guarantor, borrower, or co-obligor of Indebtedness in respect of any Material Credit Facility on the date of this Agreement, or within 5 Business Days of its thereafter becoming a guarantor, co-obligor or borrower of Indebtedness in respect of any Material Credit Facility, to become a party to the Subsidiary Guaranty, and shall deliver to each holder:
(i)    an executed counterpart of the Subsidiary Guaranty, or, if the Subsidiary Guaranty has been previously executed and delivered, an executed counterpart of a Joinder thereto;
(ii)    copies of such directors’ or other authorizing resolutions, charter, bylaws and other constitutive documents of such Subsidiary as the Required Holders may reasonably request; and
(iii)    if an opinion was delivered in connection with a Subsidiary guaranteeing Indebtedness under any Material Credit Facility, an opinion of counsel addressed to each holder of a Note, in the same form and substance delivered under the applicable Material Credit Facility.
(b)    Release of Subsidiary Guarantor. Each holder of a Note fully releases and discharges from the Subsidiary Guaranty a Subsidiary Guarantor, immediately and without any further act, upon such Subsidiary Guarantor being released and discharged as a borrower, co-obligor or guarantor under and in respect of each Material Credit Facility; provided that (i) no Default or Event of Default exists or will exist immediately following such release and discharge; (ii) if any fee or other consideration is paid or given to any holder of Indebtedness under any Material Credit Facility in connection with such release, other than the repayment of all or a portion of such Indebtedness under such Material Credit Facility, each holder of a Note receives equivalent consideration on a pro rata basis; and (iii) at the time of such release and discharge, the Company delivers to each holder of Notes a certificate of a Responsible Officer certifying (x) that such Subsidiary Guarantor has been or is being released and discharged as a guarantor, borrower or co-obligor under and in respect of each Material Credit Facility and (y) as to the matters set forth in clauses (i) and (ii). Any outstanding Indebtedness of a Subsidiary Guarantor shall be deemed to have been incurred by such Subsidiary Guarantor as of the date it is released and discharged from the Subsidiary Guaranty.
10.    NEGATIVE COVENANTS.
During the Issuance Period and thereafter, so long as any of the Notes are outstanding the Company covenants:
10.1         Consolidated Leverage Ratio.
The Company will not permit at any time the Consolidated Leverage Ratio to be greater than 3.50 to 1.00; provided that, for any one or more periods during the term of this Agreement (each such period to consist of not more than four consecutive fiscal quarters), the Consolidated Leverage Ratio may be greater than 3.50 to 1.00, but in no event greater than 3.75 to 1.00, if the Company pays additional interest to the extent required by Section 1.5.
10.2         Interest Coverage Ratio.
The Company will not permit the ratio of (a) Consolidated EBITDA, for the four-fiscal quarter period then ended (less Consolidated Maintenance CAPEX), to (b) Interest Expense for the four-fiscal quarter period then ended, to be less than 2.50 to 1.00 as of the end of any fiscal quarter.
10.3         Priority Debt.
The Company will not at any time permit Priority Debt to exceed 20% of Consolidated Net Worth (determined as of the end of the Company’s most recently completed fiscal quarter).
10.4         Liens.
The Company will not, and will not permit any Subsidiary to, permit to exist, create, assume or incur, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired, except:
(a)    Liens existing on property or assets of the Company or any Subsidiary, as of the date of the 2014 Note Purchase Agreement that are described in Schedule 10.4;
(b)    Liens for taxes, assessments or governmental charges not then due and delinquent or the nonpayment of which is permitted by Section 9.4;
(c)    Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, lessors’, carriers’, operators’, warehousemen’s, mechanics’, materialmen’s and other similar Liens) and Liens to secure the performance of bids, tenders, leases or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money;
(d)    encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights of way and other rights and restrictions of record on the use of real property and defects in title arising or incurred in the ordinary course of business, which, individually and in the aggregate, do not materially impair the use or value of the property or assets subject thereto or which relate only to assets that in the aggregate are not material;
(e)    any attachment or judgment Lien, unless the judgment it secures has not, within 60 days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within 60 days after the expiration of any such stay;
(f)    Liens securing Indebtedness of a Subsidiary to the Company or to another Wholly Owned Subsidiary;
(g)    Liens created in connection with a Finance Lease; provided that such Liens do not encumber any property other than the property financed by the Finance Lease;
(h)    Liens (i) existing on property at the time of its acquisition by the Company or a Subsidiary, and not created in contemplation thereof, whether or not the Indebtedness secured by such Lien is assumed by the Company or a Subsidiary; or (ii) on property created contemporaneously with its acquisition or within 180 days of the acquisition or completion of construction or development thereof to secure or provide for all or a portion of the purchase price or cost of the acquisition, construction or development of such property after the date of this Agreement; or (iii) existing on property of a Person at the time such Person is merged or consolidated with, or becomes a Subsidiary of, or substantially all of its assets are acquired by, the Company or a Subsidiary, and not created in contemplation thereof; provided that in the case of clauses (i), (ii) and (iii) such Liens do not extend to additional property of the Company or any Subsidiary (other than property that is an improvement to or is acquired for specific use in connection with the subject property), and that the aggregate principal amount of Indebtedness secured by each such Lien does not exceed the fair market value (determined in good faith by one or more officers of the Company to whom authority to enter into such transaction has been delegated by the board of directors of the Company) of the property subject thereto;
(i)    Liens resulting from extensions, renewals or replacements of Liens permitted by paragraphs (a), (g) and (h), provided that (i) there is no increase in the principal amount or decrease in maturity of the Indebtedness secured thereby at the time of such extension, renewal or replacement, (ii) any new Lien attaches only to the same property theretofore subject to such earlier Lien and (iii) immediately after such extension, renewal or replacement no Default or Event of Default would exist;
(j)    UCC notice statements filed of record by third parties in conjunction with receivables factoring transactions entered into by the Company in the ordinary course of business;

(k)    Liens on the Company’s receivables secured by CareFusion;
(l)    Liens in connection with new markets tax transactions whereby the Indebtedness secured by each such Lien does not extend to additional property of the Company or any Subsidiary (other than the property that is the subject of the new markets tax transaction);
(m)    Liens related to investments made through Cerner Capital, Inc. (or any successor), to the extent such Liens do not secure Indebtedness; and
(n)    Liens securing Indebtedness not otherwise permitted by paragraphs (a) through (m) of this Section 10.4, provided that, at the time of creation, assumption or incurrence thereof and immediately after giving effect thereto and to the application of the proceeds therefrom, Priority Debt does not exceed 20% of Consolidated Net Worth; provided, further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure any Indebtedness outstanding under any Material Credit Facility pursuant to this Section 10.4 (unless and until the Notes (and any guaranty delivered in connection therewith) shall be concurrently secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company from attorneys that are reasonably acceptable to the Required Holders).
10.5         Mergers, Consolidations, etc.
The Company will not, and will not permit any Subsidiary to, consolidate with or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except that:
(a)    the Company may consolidate or merge with any other Person or convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, provided that:
(i)    the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease all or substantially all of the assets of the Company as an entirety, as the case may be, is, after effecting such transaction, a solvent corporation, general partnership, limited partnership or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such survivor or Person, such survivor or Person shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes;
(ii)    the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer, sale or lease all or substantially all of the assets of the Company as an entirety, as the case may be shall have caused to be delivered to each Investor Group Representative and each holder of any Notes an opinion of nationally recognized independent counsel, or other counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;
(iii)    each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and
(iv)    after giving effect to such transaction, no Default or Event of Default shall exist; and
(b)    any Subsidiary may (x) merge into the Company (provided that the Company is the surviving corporation) or another Wholly Owned Subsidiary or (y) sell, transfer or lease all or any part of its assets to the Company or another Wholly Owned Subsidiary, or (z) merge or consolidate with, or sell, transfer or lease all or substantially all of its assets to, any Person in a transaction that is permitted by Section 10.6 or, as a result of which, such Person becomes a Subsidiary; provided in each instance set forth in clauses (x) through (z) that, immediately after giving effect thereto, there shall exist no Default or Event of Default;
No such conveyance, transfer, sale or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.5 from its liability under this Agreement or the Notes.
For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, provided that, if the original Person is a Subsidiary Guarantor, the subsequent Person must also be a Subsidiary Guarantor and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time; provided that, if any Subsidiary Guarantor undergoes a division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), any new Person which comes into existence as a result of such event shall be a Subsidiary Guarantor.
10.6         Sale of Assets.
Except as permitted by Section 10.5, the Company will not, and will not permit any other Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a “Disposition”), any assets, including capital stock of Subsidiaries, in one or a series of transactions, to any Person, other than:

(a)    Dispositions in the ordinary course of business;
(b)    Dispositions of obsolete or worn-out fixed assets, plant, equipment or other property no longer required by or useful to the Company or any of its Subsidiaries in connection with the operation of its business;
(c)    Dispositions by a Subsidiary, to the Company, another Wholly Owned Subsidiary or a Subsidiary Guarantor, or by the Company to a Wholly Owned Subsidiary or a Subsidiary Guarantor; or
(d)    Dispositions not otherwise permitted by clauses (a), (b) or (c) of this Section 10.6, provided that the aggregate net book value of all assets so disposed of in any fiscal year pursuant to this Section 10.6(d) does not exceed 10% of Consolidated Total Assets as of the end of the immediately preceding fiscal year.
Notwithstanding the foregoing, the Company may, or may permit any Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in clause (d) of the preceding sentence to the extent that the net proceeds from such Disposition are within 365 days of such Disposition:
(A) reinvested in the business of the Company or a Subsidiary, or
(B) applied to the payment or prepayment of the Notes and any other outstanding Indebtedness of the Company that is pari passu or senior to the Notes.
For purposes of foregoing clause (B), the Company shall offer to prepay (on a Business Day not less than 30 or more than 60 days following such offer) the Notes, on a pro rata basis with the other Indebtedness that the Company elects to include in such offer, at a price of 100% of the principal amount of the Notes to be prepaid (without any Make-Whole Amount or Prepayment Premium), together with interest accrued to the date of prepayment; provided that if any holder of the Notes declines or rejects such offer, the proceeds that would have been paid to such holder shall be offered pro rata to the other holders of the Notes that have accepted the offer. A failure by a holder of Notes to respond in writing not later than 10 Business Days prior to the proposed prepayment date to an offer to prepay made pursuant to this Section 10.6 shall be deemed to constitute rejection of such offer by such holder. Solely for the purposes of the foregoing clause (B), whether or not such offers are accepted by the holders, the entire principal amount of the Notes subject thereto shall be deemed to have been prepaid.
10.7         Transactions with Affiliates.
The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
10.8        Economic Sanctions, Etc.
The Company will not, and will not permit any Controlled Entity to, (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any Affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.
11.    EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company defaults in the payment of any principal, Make-Whole Amount, if any, Prepayment Premium, if any, or LIBOR Breakage Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)    the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
(c)    the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.7 or Sections 10.1 through 10.6 and Section 10.8; or
(d)    the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)    (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(f)    (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition, such Indebtedness has become or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or
(g)    the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(h)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or
(i)    any event occurs with respect to the Company or any Significant Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or
(j)    one or more final judgments or orders for the payment of money aggregating in excess of $50,000,000 (or its equivalent in the relevant currency of payment) and such judgement impairs the Company’s ability to pay any Note, including, without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to any Plan, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or
(l)    if applicable, any outstanding Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty.
As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.
12.    REMEDIES ON DEFAULT, ETC.
12.1         Acceleration.
(a)    If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable and the Master Note Facility shall automatically terminate.

(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable and each Investor Group Representative may at its option, by notice in writing to the Company, terminate its obligation to consider purchases of Notes under the Master Note Facility as it relates to such Investor Group Representative.
(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (w) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate), (x) any applicable Prepayment Premium (to the fullest extent permitted by applicable law), (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law) and (z) any LIBOR Breakage Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount, Prepayment Premium or LIBOR Breakage Amount by the Company, if any, in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
12.2         Other Remedies.
If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, any Investor Group Representative or holder of any Note at the time outstanding may proceed to protect and enforce the rights of such Investor Group Representative or holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
12.3         Rescission.
At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, Prepayment Premium, if any, and LIBOR Breakage Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, Prepayment

Premium, if any, and LIBOR Breakage Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
12.4         No Waivers or Election of Remedies, Expenses, etc.
No course of dealing and no delay on the part of any Investor Group Representative or any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any Investor Group Representative or any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to each Investor Group Representative and the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such Investor Group Representative or holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.
13.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
13.1         Registration of Notes.
The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
13.2         Transfer and Exchange of Notes.
Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note of such Series originally issued hereunder. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
13.3         Replacement of Notes.
Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $250,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
14.    PAYMENTS ON NOTES.
14.1         Place of Payment.
Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, Prepayment Premium, if any, LIBOR Breakage Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of U.S. Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
14.2         Home Office Payment.
So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, Prepayment Premium, if any, LIBOR Breakage Amount, if any, interest and all amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser's name in the applicable Confirmation of Acceptance, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by such Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchaser have made in this Section 14.2.
14.3         FATCA Information.
By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.
15.    EXPENSES, ETC.
15.1         Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by an Investor Group Representative or the Required Holders, local or other counsel) incurred by the Investor Group Representatives, the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement or any Series of Notes and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $4,000 with respect to any Series of Notes. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).
The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation that arise out of or in any way relate to or result from the issuance and sale of the Notes hereunder or the other transactions contemplated hereby (including the use of the proceeds of the Notes), including, without limitation, any investigation or litigation or other proceedings (whether or not such Purchaser or other holder of a Note is a party to any action or proceeding out of which any of the foregoing arise), other than any of the foregoing to the extent incurred by reason of the gross negligence or willful misconduct of such Purchaser or other holder of a Note or in any action in which the Company is the prevailing party against such Purchaser or other holder of a Note. Neither any Investor Group Representative nor any Purchaser or other holder of a Note shall be responsible or liable to the Company for any consequential damages which may be alleged.
15.2         Certain Taxes.
The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.
15.3         Survival.
The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.
16.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, any Subsidiary Guaranty and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
17.    AMENDMENT AND WAIVER.
17.1         Requirements.
This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:
(a)    (1) with the written consent of the Company and each Investor Group Representative (and without the consent of any other holder of Notes) Section 1.1, 1.3 and Section 2.1 hereof, and any defined term (as it is used therein), may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver) and (2) with the written consent of the Company and all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2.1 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes;

(b)    no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;
(c)    no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note of the applicable Series at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes of such Series or (y) of the Make-Whole Amount applicable to Notes of such Series, Prepayment Premium or LIBOR Breakage Amount applicable to the Notes of such Series, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to the applicable Closing that appear in Section 4; and
(d)    no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, amend Sections 8, 11(a), 11(b), 12, 17 or 20.
17.2         Solicitation of Holders of Notes.
(a)    Solicitation. The Company will provide each Investor Group Representative, each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Investor Group Representative, such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each Investor Group Representative, each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Investor Group Representative, any Purchaser or any holder of a Note as consideration for or as an inducement to the entering into by such Investor Group Representative, such Purchaser or such holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably each Investor Group Representative, each Purchaser and each holder of a Note even if such Investor Group Representative, such Purchaser or such holder did not consent to such waiver or amendment.

(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty then in effect by a holder of a Note that has transferred or has agreed to transfer its Note to the Company, any Subsidiary or any Affiliate of the Company in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
17.3         Binding Effect, etc.
Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any Purchaser or holder of such Note.
17.4         Notes Held by Company, Etc.
Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
18.    NOTICES.
All notices and communications provided for hereunder shall be in writing and sent (a) by email if the recipient confirms delivery and/or sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (charges prepaid). Any such notice must be sent:
(i)    if to any Investor Group Representative, to such Investor Group Representative at the address specified for such communications in Schedule A, or at such other address as such Investor Group Representative shall have specified to the Company in writing,
(ii)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the applicable Confirmation of

Acceptance, or at such other address as such Purchaser or nominee shall have specified to the Company in writing, or
(iii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing; or
(iv)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer and Chief Legal Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2.1 shall be made by the method specified for such communication in Section 2.1, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of an electronic or facsimile communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the e-mail address (as evidenced by an acknowledgement email from the recipient) or telephone number of which is listed for the party receiving the communication in Schedule B or at such other address or number as the party receiving the information shall have specified in writing to the party sending such information.
19.    REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company, any Investor Group Representative or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
20.    CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Investor Group Representative or Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Investor Group Representative or Purchaser as being confidential information of the Company or such Subsidiary or by its nature should reasonably be known to be confidential, provided that such term does not include information that (a) was publicly known or otherwise known to such Investor Group Representative or Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Investor Group Representative or Purchaser or any Person acting on such Investor Group Representative’s or Purchaser’s behalf, (c) otherwise becomes known to such Investor Group Representative or Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Investor Group Representative or Purchaser under Section 7.1 that are otherwise publicly available. Each Investor Group Representative and each Purchaser will use Confidential Information solely for purposes related to this Agreement and the purchase and ownership of the Notes and the exercise of rights and remedies under the Agreement and each Investor Group Representative and Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Investor Group Representative or Purchaser in good faith to protect confidential information of third parties delivered to such Investor Group Representative or Purchaser, provided that such Investor Group Representative or Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of this Agreement or the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other Investor Group Representative or other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Investor Group Representative or Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Investor Group Representative’s or Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Investor Group Representative or Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Investor Group Representative or Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser, any Investor Group Representative or holder of a Note or affiliate thereof was or is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser, such Investor Group Representative or such holder or affiliate thereof and the Company, this Section 20 shall supersede any such other previous or subsequent confidentiality undertaking.
21.    SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
22.    MISCELLANEOUS.
22.1         Successors and Assigns.
All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.5, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
22.2         Accounting Terms.
(a)    All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 - Fair Value Option, International Accounting Standard 39 - Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
(b)    Notwithstanding the foregoing, if the Company notifies the Investor Group Representatives and the holders of Notes that, in the Company’s reasonable opinion, or if the Investor Group Representatives or Required Holders notify the Company that, in the Investor Group Representatives’ or Required Holders’ reasonable opinion, as a result of a change in GAAP after the date of this Agreement, any covenant contained in Section 10.1 through 10.6, or any of the defined terms used therein no longer apply as intended such that such covenants are materially more or less restrictive to the Company than as at the date of this Agreement, the Company shall negotiate in good faith with the Investor Group Representatives and the holders of Notes to make any necessary adjustments to such covenant or defined term to provide the Investor Group Representatives or the holders of the Notes with substantially the same protection as such covenant provided prior to the relevant change in GAAP. Until the Company and the Required Holders so agree to reset, amend or establish alternative covenants or defined terms, (i) the covenants contained in Section 10.1 through 10.6, together with the relevant defined terms, shall continue to apply and compliance therewith shall be determined on the basis of GAAP in effect at the date of this Agreement and (ii) each set of financial statements delivered to the Investor Group Representatives and the holders of Notes pursuant to Section 7.1(a) or (b) during such time shall include detailed reconciliations reasonably satisfactory to the Required Holders as to the effect of such change in GAAP.
22.3         Severability.
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
22.4         Construction.
Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
22.5         Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
22.6         Transaction References.
With the prior written consent of the Company, each Investor Group Representative (or an Affiliate thereof) may (a) refer to its role in establishing the Master Note Facility, as well as the identity of the Company and the maximum aggregate principal amount of the Notes and the date on which the Master Note Facility was established, on its internet site, social media channels or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.
22.7         Governing Law.
This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
22.8         Jurisdiction and Process; Waiver of Jury Trial.
(a)    The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Subsidiary Guaranty or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum

(b)    The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c)    The Company consents to process being served by or on behalf of any Investor Group Representative or any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such Investor Group Representative or such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)    Nothing in this Section 22.8 shall affect the right of any Investor Group Representative or any holder of a Note to serve process in any manner permitted by law, or limit any right that the Investor Group Representatives and holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)    THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.
Very truly yours,

Cerner Corporation

By:    /s/ Marc G. Naughton
Name: Marc G. Naughton
Title: EVP and Chief Financial Officer

Signature Page to Master Note Agreement

This Agreement is hereby
accepted and agreed to as
of the date hereof.

PGIM, Inc.

By: /s/ Callie Hamilton
Name: Callie Hamilton
Title: Vice President

Signature Page to Master Note Agreement

This Agreement is hereby
accepted and agreed to as
of the date hereof.

MetLife Investment Management, LLC

By: /s/ Judith A. Gulotta
Name: Judith A. Gulotta
Title: Authorized Signatory

MetLife Investment Management Limited

By: /s/ Annette Bannister
Name: Annette Bannister
Title: Authorised Signatory

Signature Page to Master Note Agreement

This Agreement is hereby
accepted and agreed to as
of the date hereof.

Northwestern Mutual Investment Management Company, LLC

By: /s/ Daniel Julka
Name: Daniel Julka
Title: Managing Director

Signature Page to Master Note Agreement

This Agreement is hereby
accepted and agreed to as
of the date hereof.

Teachers Insurance and Annuity Association of America
By: Nuveen Alternatives Advisors LLC, its          investment adviser

By: /s/ Chris Miller
Name: Chris Miller
Title: Senior Director

Signature Page to Master Note Agreement

Schedule A

Information Relating to Investor Group Representatives

Name and Address of Investor Group Representative	Investor Group Maximum Principal Amount of Notes
PGIM	$350,000,000
Address for all notices and communications: PGIM, Inc. c/o Prudential Private Capital 2200 Ross Avenue, Suite 4300W Dallas, TX 75201 Attention: Managing Director, Corporate Finance
MetLife	$300,000,000

Address for all notices and communications:

MetLife Investment Management, LLC
MetLife Investment Management Limited
Investments, Private Placements
One MetLife Way
Whippany NJ 07981-1449
Attention: Director

Northwestern	$200,000,000

Address for all notices and communications:

The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Securities Department
E-mail: privateinvest@northwesternmutual.com
E-mail: danjulka@northwesternmutual.com

Address for physical delivery of any Notes:

The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Ryan Heinemann

Schedule A

TIAA	$200,000,000

Address for all notices and communications:

Teachers Insurance and Annuity Association of America
c/o Nuveen Alternatives Advisors LLC
8500 Andrew Carnegie Blvd
Charlotte, NC 28262
Attention: Private Placements

With a copy to:

Nuveen Alternatives Advisors LLC
8500 Andrew Carnegie Boulevard
Charlotte, North Carolina 28262-8500
Attention: Legal Dept.
Attention: Noelle Sproul, Counsel
E-mail: Noelle.sproul@nuveen.com

Schedule A

SCHEDULE C
DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acceptance” is defined in Section 2.1(e).
“Acceptance Day” is defined in Section 2.1(e).
“Acceptance Window” means, with respect to any interest rate quotes provided by any Investor Group Representative pursuant to Section 2.1(d), the time period designated by such Investor Group Representative during which the Company may elect to accept such interest rate quotes as to not less than $10,000,000 (or the remaining Available Facility Amount with respect to such Investor Group Representative) in aggregate principal amount of Notes specified in the related Request for Purchase. If no such time period is designated by an Investor Group Representative with respect to any such Quotation, then the Acceptance Window for such Quotation will end (i) with respect to Floating Rate Notes, at 1:30 p.m. (New York City local time) on the next Business Day and (ii) with respect to Fixed Rate Notes, two minutes after the interest rate quote is provided.
“Adjusted LIBOR Rate” is defined in Section 1.4(a).
“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) with respect to any Investor Group Representative, shall include any managed account, investment fund or other vehicle for which such Investor Group Representative or its Affiliate acts as investment advisor or portfolio manager. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Agreement” means this Master Note Agreement, including all Schedules and Exhibits attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Anti‑Terrorism Order” means Executive Order No. 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

Schedule C

“Authorized Officer” means (i) in the case of the Company, the chief executive officer of the Company, the chief financial officer of the Company, the treasurer of the Company, the secretary of the Company, any assistant secretary of the Company, any other Person authorized to act on behalf of the Company and designated as an “Authorized Officer” of the Company in Schedule B or any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the chief executive officer, chief financial officer, treasurer, secretary or assistant secretary of the Company and delivered to each Investor Group Representative and (ii) in the case of any Investor Group Representative, any officer of such Investor Group Representative designated as its “Authorized Officer” in Schedule B or any officer of such Investor Group Representative designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department. Any action taken under this Agreement on behalf the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom an Investor Group Representative in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer, and any action taken under this Agreement on behalf of any Investor Group Representative by any individual who on or after the date of this Agreement shall have been an Authorized Officer of such Investor Group Representative and whom the Company in good faith believes to be an Authorized Officer of such Investor Group Representative at the time of such action shall be binding on such Investor Group Representative even though such individual shall have ceased to be an Authorized Officer of such Investor Group Representative.
“Available Facility Amount” is defined in Section 2.1(a).
“Blocked Person” means (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).
“Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, (b) for the purposes of Section 2.1(c), any day which is a New York Business Day and a day on which each Investor Group Representative is open for business, (c) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Floating Rate Note as to which the interest rate is determined by reference to LIBOR, any day other than a Saturday, a Sunday or any day other than a day on which dealings in Dollars are not carried on in the London interbank market and that is also a Business Day described in clause (d), and (d) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
“Change of Control” means (a) an event or series of events by which any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the

Schedule C

“beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the then outstanding voting stock of the Company entitled to vote generally in the election of the directors of the Company, (b) individuals constituting a majority of the board of directors of the Company immediately prior to (the “Incumbent Board”) (i) the entering into by the Company of any binding agreement providing or contemplating an acquisition described in paragraph (a), (ii) the commencement of a tender offer with the purpose of completing an acquisition described in clause (a), or (iii) the commencement of an election contest, provided, however, that any individual becoming a director following the election contest whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, cease to constitute such a majority or (c) the occurrence of any “change of control” or similar event howsoever designated under any Material Credit Facility.
“Closing” is defined in Section 3.
“Closing Day” means, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 3.2 the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2.1(g)(i), shall mean the Rescheduled Closing Day with respect to such Accepted Note.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Company” is defined in the first paragraph of this Agreement.
“Confidential Information” is defined in Section 20.
“Confirmation of Acceptance” is defined in Section 2.1(e).
“Confirmation of Guaranty” means a Confirmation of Guaranty Agreement delivered by each Subsidiary Guarantor in the form of Exhibit 4.10.
“Consolidated Debt” means, as of any date, without duplication, outstanding Indebtedness of the Company and its Subsidiaries as of such date (excluding any Guaranty of performance or payment by the Company as to the contractual obligation of any of its Subsidiaries until such time, if any, that such Guaranty results in an obligation of Indebtedness of the Company), determined on a consolidated basis in accordance with GAAP.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (1) the sum of all amounts deducted from income in arriving at Consolidated Net Income

Schedule C

during such period for (a) Interest Expense, (b) federal, state and local income taxes and (c) depreciation, amortization and other non-cash charges (including, amortization of software development costs and goodwill write-offs), plus or minus, as the case may be, (2) the sum of all amounts included in Consolidated Net Income during such period arising out of, without duplication, (a) extraordinary gains or losses, (b) discontinued operations gains or losses, (c) gains or losses arising out of the sale of assets and (d) non-cash adjustments to stock investments, determined on a consolidated basis in accordance with GAAP.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ended on such date, determined in accordance with GAAP.
“Consolidated Maintenance CAPEX” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (1) 60% of all depreciation expense for such period and (2) 60% of all amortization expense for such period; in each case to the extent such depreciation or amortization expense would be added to Consolidated Net Income in the determination of Consolidated EBITDA for such period, determined in accordance with GAAP.
“Consolidated Net Income” means, for any period, the income and losses for such period of the Company and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Worth” means, as of any date, for the Company and its Subsidiaries on a consolidated basis, the amount shown as “total shareholders’ equity (or any like caption) on the Company’s consolidated balance sheet at such date, determined in accordance with GAAP.
“Consolidated Total Assets” means, as of any date, the assets and properties of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Control Event” means the execution by the Company of a definitive written agreement that, when fully performed by the parties thereto, would result in a Change of Control.
“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.
“Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of October 30, 2015, as amended by First Amendment dated as of May 6, 2019, as amended by the Second Amendment dated as of November 5, 2019, by and among the Company, U.S. Bank

Schedule C

National Association, a national banking association, Commerce Bank, a Missouri banking corporation, Bank of America, N.A., a national banking association, and PNC Bank, National Association, a national banking association (each as a “Bank” and, collectively, the “Banks”), Bank of America, N.A., a national banking association, as Joint Lead Arranger, Joint Bookrunner, an Issuing Bank and Documentation Agent; and U.S. Bank National Association, as administrative agent for the Banks thereunder, Joint Lead Arranger, an Issuing Bank, and Joint Bookrunner, as such agreement may be hereafter amended, modified, extended, restated, supplemented, refinanced, increased or reduced from time to time, and any successor credit agreement or similar facility.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means, with respect to Notes of any Series, that rate of interest per annum that is equal to the lesser of (a) the maximum rate permitted by applicable law, and (b) the greater of (i) 2.00% above the rate of interest stated in (or determined pursuant to) clause (a) of the first paragraph of the Notes or (ii) 2.00% over the rate of interest publicly announced by U.S. Bank National Association in New York, New York as its “base” or “prime” rate.
“Delayed Delivery Fee” is defined in Section 2.1(g)(2).
“Disclosure Documents” is defined in Section 5.3.
“Disposition” is defined in Section 10.7.
“Effective Date” means the date of this Agreement.
“Electronic Delivery” is defined in Section 7.3.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
“Event of Default” is defined in Section 11.
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction,

Schedule C

which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
“Finance Lease” means, at any time, a lease classified as a finance lease in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 842, Leases.
“Fixed Rate Note” means any Note bearing a fixed interest rate.
“Floating Rate Note” means any Note bearing a floating interest rate.
“Floating Rate Note Margin” means with respect to any Floating Rate Note, the margin specified for such Note in the relevant Confirmation of Acceptance.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Form 10 K” is defined in Section 7.1(b).
“Form 10 Q” is defined in Section 7.1(a).
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Governmental Authority” means
(a)    the government of
(i)    the United States of America or any state or other political subdivision thereof, or
(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

Schedule C

(a)    to purchase such indebtedness or obligation or any property constituting security therefor;
(b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“Hedge Treasury Note(s)” means, with respect to any Accepted Notes, the United States Treasury Note or Notes whose average life (as determined by the applicable Investor Group Representative) most closely matches the average life of such Accepted Note or the two United States Treasury Notes then designated by the applicable Investor Group Representative which, with linear interpolation, have an average life comparable to the Accepted Note.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule C, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Indebtedness” with respect to any Person means, at any time, without duplication,
(a)    its liabilities for borrowed money or evidenced by bonds, debentures or similar instruments;
(b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

Schedule C

(c)    all liabilities appearing on its balance sheet in accordance with GAAP in respect of Finance Leases;
(d)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(e)    all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and
(f)    any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its Affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Interest Expense” means, for any period for the Company and its Subsidiaries on a consolidated basis, all cash and non-cash interest on Indebtedness (including, imputed interest on Finance Leases) during such period, plus (1) the sum of all fees, commissions and net losses amortized during such period under any Interest Rate Protection Agreement, plus (2) the sum of all fees and commissions payable in connection with letters of credit during such period, minus (3) the sum of all net gains under any Interest Rate Protection Agreement during such period, all as determined in conformity with GAAP.
“Interest Payment Date” has the meaning set out in the applicable Floating Rate Note.
“Interest Period” means for any Floating Rate Note, the Initial Interest Period thereof (as specified in the Confirmation of Acceptance) continuing up to, but not including, the first Interest Payment Date and, thereafter, the period commencing on the next succeeding Interest Payment Date and continuing up to, but not including, the next Interest Payment Date.
“Interest Rate Protection Agreement” means any interest rate swap, cap, collar agreement or similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.
“Investor Group” means each of (a) Prudential and each Prudential Affiliate which is or becomes a holder of Notes, (b) MetLife and each MetLife Affiliate which is or becomes a holder of Notes, (c) Northwestern and each Northwestern Affiliate which is or becomes a holder of Notes and (d) TIAA and each TIAA Affiliate which is or becomes a holder of Notes.

Schedule C

“Investor Group Affiliate” means, with respect to any Investor Group Representative, any Affiliate of such Investor Group Representative.
“Investor Group Representative” is defined in the address block of this Agreement.
“Issuance Period” is defined in Section 2.1(b).
“LIBOR” is defined in Section 1.4(a).
“LIBOR Breakage Amount” is defined in Section 8.8.
“LIBOR Floor” means, with respect to any Floating Rate Note, the percentage, if any, specified in the applicable Confirmation of Acceptance.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Finance Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Make-Whole Amount” is defined in Section 8.7.
“Master Note Facility” is defined in Section 2.1.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries, taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) if applicable, the ability of any Subsidiary Guarantor to perform its obligations under an outstanding Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or, if applicable, a Subsidiary Guaranty.
“Material Credit Facility” means, as to the Company and its Subsidiaries,
(a)    the Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;
(b)    the 2014 Note Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and
(c)    any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the Effective Date by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such

Schedule C

amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency);
provided that a Material Credit Facility shall not include obligations solely between the Company and any Subsidiary or between Subsidiaries of the Company.
“Maturity Date” means the “Final Maturity Date” as defined in the applicable Note.
“MetLife” is defined in the address block of this Agreement.
“MetLife Affiliate” means any Affiliate of MetLife.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“NAIC Annual Statement” is defined in Section 6.2(a).
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Northwestern” is defined in the address block of this Agreement.
“Northwestern Affiliate” means any Affiliate of Northwestern.
“Notes” is defined in Section 1.
“OFAC” means the U.S. Department of Treasury's Office of Foreign Asset Control.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“Other Purchasers” is defined in Section 2.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

Schedule C

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Prepayment Offer” is defined in Section 8.2(b)(i).
“Prepayment Premium” means, with respect to any Floating Rate Note, the percentage set forth in the applicable Confirmation of Acceptance.
“Prime Rate” means, at any date, the rate of interest announced or adopted by U.S. Bank National Association, on such date, as its “Prime Rate,” with the understanding that the “Prime Rate” serves as a basis on which the rate of interest is from time to time calculated for loans making reference thereto, and may not be the lowest, best or most favored of the interest rates offered by U.S. Bank National Association.
“Priority Debt” means, as of any date, the sum (without duplication) of (a) Indebtedness of the Company and its Subsidiaries secured by Liens not otherwise permitted by Sections 10.4(a) through (m), and (b) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor other than (i) Indebtedness outstanding on the effective date of the 2014 Note Purchase Agreement and listed on Schedule 5.15 to such 2014 Note Purchase Agreement and any extension, renewal, refunding or refinancing thereof, provided that the principal amount outstanding at the time of such extension, renewal, refunding or refinancing is not increased; (ii) Indebtedness owed to the Company or a Wholly Owned Subsidiary; and (iii) Indebtedness of a Subsidiary outstanding at the time of its acquisition by the Company, provided that (A) such Indebtedness was not incurred in contemplation of becoming a Subsidiary and (B) at the time of such acquisition and after giving effect thereto, no Default or Event of Default exists or would exist.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Proposed Prepayment Date” is defined in Section 8.3(c).
“Prudential” is defined in the address block of this Agreement.
“Prudential Affiliate” means any Affiliate of Prudential.
“PTE” is defined in Section 6.2(a).
“Purchaser” means each of the purchasers that has executed and delivered this Agreement or a Confirmation of Acceptance to the Company and such Purchaser’s successors and permitted assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through

Schedule C

a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“QPAM Exemption” is defined in Section 6.2(d).
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Quotation” is defined in Section 2.1(d).
“Quotation Response Date” is defined in Section 2.1(c).
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Request for Purchase” is defined in Section 2.1(c).
“Required Holders” means (i) when used with reference to any Series of Notes at any time, the holders of more than 50% in principal amount of the Notes of such Series at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates), (ii) when used other than with reference to a Series of Notes, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates); provided that any determination of Required Holders must include each Investor Group Representative to the extent Affiliates of such Investor Group Representative hold at least $100,000,000 in aggregate outstanding principal amount of the Notes and (iii) at any time when no Notes are outstanding, each Investor Group Representative. For the purpose of determining “Required Holders,” Investor Group Representative, means, with respect to clause (ii), an Investor Group Representative, acting on behalf of entities for which it serves as a non-discretionary investment manager.
“Rescheduled Closing Day” is defined in Section 3.2.
“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Reuters Screen LIBO Page” is defined in Section 1.4(a).
“SEC” means the Securities and Exchange Commission of the United States of America, or any successor thereto.
“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

Schedule C

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
“Series” is defined in Section 1.1.
“Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC as in effect on the date of the Closing) of the Company.
“Source” is defined in Section 6.2.
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Guarantor” is defined in Section 1.2.
“Subsidiary Guaranty” is defined in Section 1.2.
“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
“TIAA” is defined in the address block of this Agreement.
“TIAA Affiliate” means any Affiliate of TIAA.
“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

Schedule C

“U.S. Economic Sanctions” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.
“2014 Note Agreement” means Note Purchase Agreement dated as of December 4, 2014 among the Company and the institutional investors named therein, as the same may be supplemented, amended, extended, renewed or replaced from time to time.

Schedule C

SCHEDULE 1(A)

[FORM OF FIXED RATE SENIOR NOTE]

CERNER CORPORATION
[____]% Senior Note, Series [__], due [_______ __, 20__]
No. [_____]                                                [Date]
PPN[______________]
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:
FOR VALUE RECEIVED, the undersigned, CERNER CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, promises to pay to [____________], or registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the Note Agreement) payable [semiannually][quarterly] as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of U.S. Bank National Association in New York, New York, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Agreement dated as of November 11, 2019 (as from time to time amended, the “Note Agreement”), between the Company, the Investor Group Representatives and

Schedule 1(a)

the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Agreement and (ii) to have made the representations set forth in Section 6 of the Note Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the meanings ascribed in the Note Agreement.
This Note is a registered Note and, as provided in the Note Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
[The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Agreement.] This Note is [also] subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
CERNER CORPORATION

By: _________________________________
Name:
Title:

Schedule 1(a)

SCHEDULE 1(B)

[FORM OF FLOATING RATE SENIOR NOTE]

CERNER CORPORATION
Floating Rate Senior Note, Series [___], due [_______ ___, _______]

No. [_____]                                                [Date]
PPN[______________]
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
FLOATING RATE NOTE MARGIN:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

FOR VALUE RECEIVED, the undersigned, CERNER CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, promises to pay to [________________], or registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year and the actual number of days elapsed) (a) on the unpaid balance thereof at the rate per annum equal to the sum of (i) the LIBOR Rate, plus (ii) the Floating Rate Note Margin (collectively, the “Applicable Interest Rate”). All accrued and unpaid interest shall be payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable (each such date being referred to herein as an “Interest Payment Date”), and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Prepayment Premium or LIBOR Breakage Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the Note Agreement) payable [semiannually][quarterly] as aforesaid (or, at the option of the registered holder hereof, on demand). The calculation of the Applicable Interest Rate shall be determined in accordance with Section 1.2 of the hereinafter defined Note Agreement.
Each Interest Period will be automatically rolled over by the holder of this Note until the earlier of (i) voluntary prepayment pursuant to the Note Agreement, (ii) acceleration by the holder of this Note for any reason, or (iii) maturity of this Note.
Payments of principal of, interest on and any Prepayment Premium or LIBOR Breakage Amount with respect to this Note are to be made in lawful money of the United States of

Schedule 1(b)

America at the principal office of U.S. Bank National Association in New York, New York, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Master Note Agreement dated as of November 11, 2019 (as from time to time amended, the “Note Agreement”), between the Company, the Investor Group Representatives and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Agreement and (ii) to have made the representations set forth in Section 6 of the Note Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the meanings ascribed in the Note Agreement.
This Note is a registered Note and, as provided in the Note Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
[The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Agreement.] This Note is [also] subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Prepayment Premium and LIBOR Breakage Amount) and with the effect provided in the Note Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
CERNER CORPORATION

By: _________________________________
Name:
Title:

Schedule 1(b)